                                                              Exhibit 10(O)(v)



                       LeBOEUF, LAMB, GREENE, & MACRAE
              A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


NEW YORK                         125 WEST 55TH STREET              LOS ANGELES
WASHINGTON                      NEW YORK, NY 10019-5389                 NEWARK
ALBANY                                                              PITTSBURGH
BOSTON                               (212) 424-8000             SALT LAKE CITY
DENVER                          FACSIMILE: (212) 424-8500        SAN FRANCISCO
HARRISBURG                                                               --
HARTFORD                          WRITER'S DIRECT DIAL:               BRUSSELS
JACKSONVILLE                                                            LONDON
                                     (212) 424-8170                     MOSCOW



                                        1935 Act/Section 2(a)(7)

                                        June 28, 1994



Mr. William C. Weeden
Securities and Exchange Commission
Office of Public Utility Regulation
Division of Investment Management
450 Fifth Street, N.W.
Washington, DC  20849

         Re: Request for No-Action Assurance Regarding the Application of Section 2(a)(7) of the Public Utility Holding Company Act of 1935 with Respect to Cabot Corporation
                 ------------------------------------------------

Dear Mr. Weeden:

                 We are writing on behalf of Cabot Corporation ("Cabot") to request your assurance that the Division of Investment Management (the "Division" or the "Staff") will not recommend that the Securities and Exchange Commission (the "SEC" or the "Commission") consider Cabot to be a holding company under Section 2(a)(7)(A) of the Public Utility Holding Company Act of 1935 (the "Act") or take any action that would result in Cabot being deemed a holding company under the Act, with respect to Cabot's ownership of shares of K N Energy, Inc. ("KNE") following a proposed merger transaction (the "Merger") between American Oil and Gas Corporation ("AOG") and KNE, provided that Cabot agrees to certain conditions with regard to its share ownership.

I.       Factual Background
         ------------------

         A.      Description of Companies Involved
                 ---------------------------------

                 Cabot Corporation, a Delaware corporation having its principal office in Massachusetts, is primarily engaged in manufacturing specialty chemicals and materials and energy

Mr. William C. Weeden
June 28, 1994
Page 2

products. Cabot and its affiliates have manufacturing facilities in the United States and more than 20 other countries. The specialty chemicals and materials businesses manufacture carbon black, fumed silica, various refractory metals, plastics concentrates, and personal safety, environmental enhancement and energy absorbing products. Cabot subsidiaries also import liquefied natural gas ("LNG") to a terminal in Everett, Massachusetts from which it is sold to power producers, local distribution companies and industrial customers in the northeastern U.S. TUCO Inc., a wholly owned subsidiary, purchases coal in Wyoming and has it transported for sale in Texas.

                 Cabot previously was engaged in the oil and gas business. Several years ago, Cabot made a strategic decision to divest its oil and gas assets (while continuing its separate LNG business), and has engaged in various transactions to do so. The largest parts of Cabot's former oil and gas properties are now owned by Cabot Oil & Gas Corporation, a New York Stock Exchange listed company in which Cabot has no interest, and AOG, to which Cabot disposed of its gas transmission properties in 1989 in exchange for AOG securities and cash.

                 In 1986, Cabot obtained a special legislative exemption from the 1935 Act in connection with its ownership of a small public gas utility in West Virginia. Cabot was ordered by the West Virginia Public Service
Commission to reorganize this gas utility, which mainly supplied gas to Cabot in-state operations but which sold excess capacity to the public and accounted for approximately 1% of Cabot's revenues, as a subsidiary. However, upon reorganization, Cabot would have become a "public utility holding company" under the Act and subject to the diversification restrictions thereunder.(1) In order to avoid this result, Cabot obtained a special exemption from the U.S. Congress that allowed it to retain this particular subsidiary without violating the terms of the 1935 Act.(2) As of this date, Cabot has divested its interest in the West Virginia gas utility that was the subject of the legislative exemption.

                 For the fiscal year ended September 30, 1993, Cabot had consolidated revenues of $1,618,540,000 and net income applicable to common stock of $7,669,000. The comparable figures for the fiscal year ended September 30, 1992 were $1,562,203,000 and $58,514,000 respectively. Cabot is not presently a "public





____________________

1    132 Cong. Rec. H8673-02 (Sept. 29, 1986).

2    Pub. L. 99-648 (Nov. 10, 1986).

Mr. William C. Weeden
June 28, 1994
Page 3



utility company", a "holding company," or an "affiliate" of a "public   utility
company" as such terms are defined under the Act.

                 AOG is a Delaware corporation with its principal executive offices in Texas. AOG is engaged in the business of gathering, processing, transporting, storing and marketing natural gas and natural gas liquids. It owns an intrastate pipeline (the Westar pipeline system) in West Texas and the Texas Panhandle as well as gas processing plants and gathering lines complementary to this pipeline. AOG also owns a natural gas storage reservoir in West Texas, a 75 percent interest in an intrastate pipeline system (the Red River pipeline system) in West Texas as well as gathering and transmission systems in South and East Texas. In addition, AOG owns a 55 mile interstate pipeline used for gas deliveries from Oklahoma to the Westar and Red River pipeline systems. For the fiscal year ended December 31, 1993, AOG had consolidated revenues of $539,345,000 and net income applicable to common stock of $6,551,000. The comparative figures for the fiscal year ended December 31, 1992 were $430,098,000 and $14,762,000, respectively.

                 Cabot is the largest single holder of AOG common stock. There is one other shareholder holding in excess of 5% of AOG common stock, The Prudential Insurance Company of America, which holds 7.8% (including shares issuable upon the exercise of certain options). AOG is not presently a "holding company," or an "affiliate" of a "public utility company" as such terms are defined under the Act. AOG is not itself a "public utility company" because it does not distribute gas at retail.

                 KNE, a Kansas corporation, is a natural gas services company engaged in gas reserves development, gas gathering, processing, storage, transportation and wholesale and retail sales. KNE operates in seven states with direct retail customers in Colorado, Kansas, Nebraska and Wyoming, which is where KNE's pipeline system is primarily located. For the fiscal year ended December 31, 1993, KNE's total revenues were $493,349,000 while net income available for common stock was $23,465,000. The comparable numbers for the fiscal year ended December 31, 1992 were $391,819,000 and $18,604,000. As a result of its distribution of gas at retail, KNE is a gas utility company as defined in the Act, but it is not a "holding company" or an "affiliate" of any other "public utility company."

                 Cabot does not have any business relationship with KNE and, following the Merger, no Cabot affiliate will have a formal business relationship with KNE beyond what is disclosed in this letter.

Mr. William C. Weeden
June 28, 1994
Page 4




         B.      Cabot's Interest in AOG
                 -----------------------

                 Cabot currently owns approximately 34.5% of the issued and outstanding shares of common stock of AOG (approximately 37.8% in the event of the exercise of certain warrants held by Cabot which expire in 1999). The common stock constitutes all of the outstanding voting stock of AOG.

                 As stated above, Cabot acquired its interest in AOG in 1989 when it sold its Texas pipeline business to AOG as part of Cabot's long-term strategy to divest its oil and gas businesses. In connection with the 1989 transaction, Cabot and AOG agreed to a liability sharing arrangement primarily covering certain contingent liabilities and potential gas contract losses of the acquired business. Cabot and AOG have agreed to bear an equal amount of such liabilities up to $20 million each; Cabot bears these liabilities above that amount. Cabot has provided AOG with a revolving credit facility (of which approximately $15 million is outstanding) for the funding of cash requirements in resolving such liabilities. Upon settlement with Cabot, AOG will be responsible for the payment to Cabot of one-half of the amount of liabilities.

                 AOG has asserted certain claims related to environmental matters against Cabot under acquisition agreements related to assets previously owned by Cabot (including assets acquired in the 1989 transaction). KNE and AOG have agreed not to commence any litigation, arbitration or other proceedings against or involving Cabot with respect to such claims, or in connection with settlement of the liability sharing arrangement described above, until such time as either Cabot owns less than ten percent of the voting stock of KNE or Cabot receives an order from the Commission that expressly permits Cabot to take all actions deemed appropriate to resolve such claims without such actions causing Cabot to be treated as a public utility holding company under the Act.

                 In addition, in connection with the 1989 transaction, Cabot and AOG entered into a Standstill and Registration Rights Agreement (the "Standstill Agreement") which, for the period from 1989 until November 1994 imposes certain restrictions on Cabot, including restrictions on the acquisition by Cabot or its subsidiaries of additional voting securities of AOG and on Cabot's right to vote such securities. Other than the arrangements described above, Cabot conducts no material business with AOG nor does it own any facilities or conduct any operations related to the AOG business. Cabot currently has two nominees on the AOG Board although under the Standstill Agreement, it is

Mr. William C. Weeden
June 28, 1994
Page 5



entitled to three such representatives. Cabot also has registration rights associated with the AOG Common Stock it presently owns and any AOG Common Stock received upon the exercise of the AOG warrants that it presently owns. The Standstill Agreement will cease to have effect upon consummation of the Merger.

                 It should be noted that the Cabot representatives on the AOG board of directors have, naturally, participated in board discussions and votes on various issues in connection with the Merger. In addition, Cabot has been involved in some aspects of the Merger negotiation process especially as it related to the management structure of the combined companies and the issue of Cabot's status under the Act.

         C.      Proposed Merger Transaction
                 ---------------------------

                 Pursuant to a Merger Agreement dated March 24, 1994 among KNE, its wholly-owned subsidiary KNE Acquisition Corporation and AOG, AOG would be merged with KNE Acquisition Corporation. As a result of the Merger, AOG would become a wholly- owned subsidiary of KNE, and each issued and outstanding share of AOG common stock would be exchanged for 0.47 shares of newly issued KNE common stock. The Merger Agreement provides for the exchange of outstanding AOG options and warrants for KNE options and warrants on a similar basis. The issued and outstanding shares of KNE would not be affected by the Merger.

                 At the effective date of the Merger, the KNE Board will be expanded from 10 to 14, and four current AOG directors will be added to the KNE Board. In addition, a Cabot designee will be appointed an advisory director of KNE. Following the Merger, (i) the Chairman of the Board of KNE and the President of KNE will continue in office, (ii) the current President of KNE will also be named Chief Executive Officer, and (iii) the current Chairman of the Board of AOG will become Vice Chairman of the Board of KNE. In addition, there will be a Management Committee consisting of the KNE Chairman, the KNE President and Chief Executive Officer, the KNE Vice Chairman (i.e., the former AOG Chairman, who will chair the Management Committee) and one of the former AOG directors. No officer, director or employee of Cabot will serve as an officer or full director of KNE.

                 As a result of the Merger, Cabot will own approximately 15.4% of the outstanding voting stock of KNE, and will own warrants which if exercised (and assuming no other options or warrants were exercised by any other parties) would bring Cabot's ownership to approximately 17.3%.

Mr. William C. Weeden
June 28, 1994
Page 6




                 The Merger is subject to the approval of the shareholders of both KNE and AOG, and KNE's issuance of shares in connection with the Merger is also subject, among other approvals, to the approvals of the Colorado Public Utility Commission and the Wyoming Public Service Commission.


II.      Conditions on Cabot's Stock Ownership Rights
         --------------------------------------------

                 In order to ensure that, following the Merger, action by the Commission pursuant to the Act with regard to Cabot is not necessary while at the same time ensuring that Cabot can adequately monitor its investment, Cabot will limit its ownership rights in KNE in the following manner if the Division provides the no action assurance requested in this letter:

                 1. Cabot may from time to time have one (but not more than one) designee (who may be an officer, director or employee of Cabot) serve as an advisory director of KNE. Under the By-laws of KNE, such an advisory director is not permitted to vote on any matter submitted to the Board of Directors of KNE. Such advisory director shall not be the chairperson of the Board of Directors or of any committee thereof.

                 2. In all matters submitted to the shareholders of KNE for a vote, Cabot (a) may vote in its sole discretion the shares owned by it, up to 9.99% of the number of voting shares outstanding, and (b) shall either not vote any shares owned by it in excess of 9.99% of the number of voting shares outstanding (the "Excess Shares") or shall make arrangements for the Excess Shares to be voted in the same proportions as the other shares (excluding Cabot's other shares) of KNE are voted on such matter. The grant by Cabot of a proxy to the proxies selected by the directors of KNE directing that the Excess Shares be so voted shall be deemed adequate compliance with this provision. Notwithstanding the foregoing, if Cabot opposes any action as to which the dissenting shareholders would be entitled to appraisal rights under applicable law, Cabot shall be free to vote any or all of its shares against the approval of such action or otherwise take any action that may be required to perfect appraisal rights under applicable law.

                 3. Cabot will not enter into any transaction with KNE or any of its affiliates without the consent of the Staff, except as follows:

Mr. William C. Weeden
June 28, 1994
Page 7



                          (a) Settlement of the existing liability sharing obligations and environmental claims described in this letter;

                          (b) Exercise of KNE warrants received in exchange for the existing AOG warrants presently held by Cabot;

                          (c) Reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with KNE's general policies; and

                          (d) Registration of Cabot's shares in KNE under federal and state securities laws for sale by Cabot.

                 After it engages in any such transaction, Cabot undertakes to provide the Staff with notice that such transaction occurred, except Cabot will not be obligated to provide notice of the reimbursement of expenses discussed in (c) above.

                 4. Cabot will not solicit proxies with respect to any voting securities of KNE without the consent of the Staff.

                 5. Cabot will not acquire any additional shares of common stock or other securities of KNE without the consent of the Staff except acquisitions pursuant to (i) stock dividends or splits that do not result in any material (i.e., greater than 1%) increase in Cabot's ownership percentages of KNE's common stock or (ii) shares acquired upon exercise of KNE warrants received in exchange for the existing AOG warrants presently held by Cabot.

                 6. Subject to compliance with the Securities Act of 1933, as amended, Cabot will be free to sell its shares of KNE without restriction in all circumstances except that Cabot will give the Commission and Staff at least 10 days advance notice of any proposed sale of its shares of KNE to any Cabot affiliate (as defined in the Act). If the Commission's Staff notifies Cabot within those 10 days that it objects to the sale to an affiliate, the sale will not be consummated until the Commission's Staff has withdrawn its objection.

                 7. Cabot will not rely on this no-action letter beyond the first anniversary of the date of its issuance. While Cabot currently holds AOG stock for investment purposes and

Mr. William C. Weeden
June 28, 1994
Page 8



         has no present intention to sell the stock, Cabot does review its investments periodically and may decide to reduce its holdings in KNE in the future. If Cabot reduces its holdings below 10% of the outstanding voting stock of KNE, this no- action letter will no longer be necessary. However, if Cabot decides to hold 10% or more of the voting stock of KNE for more than one year, it will seek an order from the Commission under Section 2(a)(7) of the Act declaring it not to be a holding company and consequently will not rely on this letter beyond the first anniversary of its date of issuance.

                 8. The foregoing conditions applicable to Cabot will cease at such time as Cabot no longer owns directly or indirectly 10% or more of the voting securities of KNE.


III.  Issues Arising Under the Act
      ----------------------------

                 Following the Merger, Cabot will own approximately 15.4% of the outstanding voting stock of KNE, or 17.3% assuming the exercise of all KNE warrants issued to Cabot in exchange for its AOG warrants. Although Section 2(a)(7)(A) of the Act creates a presumption that a company controlling 10% or more of the voting securities of a public utility company is a holding company subject to regulation under the Act, there is substantial precedent in both Commission orders and Staff no-action letters indicating that a company that owns 10% or more of the equity of a utility company does not constitute a holding company if it does not hold with the power to vote 10% or more of the utility company's voting securities and does not otherwise exercise such a degree of control over the utility company that a finding of holding company status would be required. The standards for making a determination on the latter point are articulated in Section 2(a)(7)(B) of the Act and will be discussed in more detail below.

                 Before reaching that question, however, it is appropriate to determine whether Cabot might constitute a holding company for purposes of
Section 2(a)(7)(A) of the Act. It is both our and Cabot's opinion that, with the restrictions discussed in section II above, which effectively make the KNE shares owned by Cabot in excess of 9.99% non-voting shares as long as they are owned directly or indirectly by Cabot, Cabot should not be considered a holding company under Section 2(a)(7)(A) of the Act following the Merger. Section 2(a)(7)(A) specifies that "any company which directly or indirectly owns, controls, or holds with power to vote, 10 percentum or more of

Mr. William C. Weeden
June 28, 1994
Page 9



the outstanding voting securities of a public utility company..." is presumed to be a holding company. "Voting security" is defined in Section 2(a)(17) of the Act as "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company...."  The conditions specified in section II above are such that Cabot has effectively transformed what could have been voting securities into non-voting securities.

                 Although there is no direct precedent on this issue, we believe that the series of no-action letters issued by the Division that culminated in the letter to Commonwealth Atlantic Limited Partnership provide solid precedent for the conclusion that an entity owning a greater than 10% interest in a utility, but with no voting rights with respect to the portion of that interest in excess of 9.99% and limited control over the utility, is not a holding company under Section 2(a)(7)(A) of the Act.(3)

                 Indeed, the level of control that Cabot will have over KNE following the merger will be negligible compared to the effective level of control by the limited partners of the Commonwealth Atlantic and Sun Peak limited partnerships that was permitted by the Division in these recent no-action letters. In each of those letters, the limited partners were permitted to retain significant veto rights over many of the material decisions that could affect the long-term operations of the partnerships.(4) In this instance, Cabot will have no such veto


____________________

3 See Commonwealth Atlantic Limited Partnership (October 30, 1991) (stating Division would not recommend that Commission consider limited partners owning greater than 10% interest in utility partnership to be holding companies under Section 2(a)(7)(A)). See also, Nevada Sun Peak Limited Partnership (May 14, 1991); Dominion Resources, Incorporated (January 21,
    1988); Colstrip Energy Limited Partnership (June 30, 1988).

4 For example, the terms of both the Commonwealth Atlantic and the Nevada Sun-Peak Limited Partnership Agreements required approval of the limited partners before the general partner could, among other things, (i) sell, exchange, lease, transfer, mortgage or pledge 25% or more of the fair market value of partnership assets, (ii) incur any indebtedness outside the ordinary course of business or in excess of $5,000,000, (iii) make any capital expenditure in excess of $2,000,000, (iv) amend
                                                                (continued...)

Mr. William C. Weeden
June 28, 1994
Page 10


rights and will either not vote the Excess Shares or, under the proportional voting condition, will be unable to vote the Excess Shares at its discretion in the direction or management of the affairs of KNE. Under these conditions, Cabot will not hold voting securities and thus will not become a holding company under Section 2(a)(7)(A).(5)

                 Our conclusion regarding Cabot's status is also consistent with the orders issued by the Commission under Section 2(a)(7)(B) of the Act which declare that a company owning more than 10% of the outstanding voting securities of a public utility is not a holding company because it does not exercise the type of controlling influence that requires registration under the Act. Section 2(a)(7)(B) specifies that the Commission shall issue an order declaring a company that otherwise might be a holding company not to be a holding company upon determining that such company:

                      (i) does not, either alone or pursuant to an arrangement or understanding with one or more other persons, directly or indirectly control a public utility or holding company ... by any means or device whatsoever,

                      (ii) is not an intermediary company through which such control is exercised, and

                    (iii) does not, directly or indirectly, exercise (either alone or pursuant to an arrangement or understanding with one or more persons) such controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the


____________________

4(...continued)
    any material provision of or terminate certain contracts, (v) admit any additional partner or (vi) agree to settle certain disputes with third parties.



5 See Pinnacle West Capital Corporation (April 23, 1990) ("The two salient features of the definition of a `voting security' are (i) that it provides the owner or holder with a present right to vote; and (ii) that such present right to vote may be exercised in the direction or management of the affairs of a company").

Mr. William C. Weeden
June 28, 1994
Page 11



         protection of investors or consumers that the applicant be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.


                 There is no question that Cabot will satisfy clauses (i) and
(ii) of the requirements for exemption following the Merger. With only approximately 15.4% ownership of the outstanding voting securities of KNE, Cabot will not be able, directly or indirectly, to control a public utility, nor will it be an intermediary company through which such control is exercised. Thus, the only question to be discussed is whether Cabot, with the conditions placed on its stock ownership that have been described above, would exercise the type of controlling influence described in clause (iii) above.

                 The term "controlling influence" as used in Section 2(a)(7) as well as Section 2(a)(8) of the Act has been defined as "the act or process, or power of producing an effect which may be without apparent force or direct authority and is effective in checking or directing action or exercising restraint or preventing free action"(6) and Commission orders under Section 2(a)(7)(B) provide guidance as to the types of ownership structures that do not necessitate SEC action pursuant to the Act.

                 In some instances such orders have been granted without conditions. For example, in IN THE MATTER OF THE LEHIGH COAL AND NAVIGATION COMPANY,(7) the Commission granted a Section 2(a)(7) order to a company that owned 12.8% of a public utility's voting securities. In this case, the Commission did not find it necessary to attach any conditions to the order.

                 A more recent Commission order granting an exemption under
Section 2(a)(7) of the Act is IN THE MATTER OF KANEB PIPE LINE COMPANY.(8) In that case, Kaneb Pipe Line Company ("Kaneb"), acquired 19.48% of the common stock of the Kansas-Nebraska Natural Gas Company, the predecessor in name of KNE. Kaneb openly admitted its intention to force a merger between Kaneb and KNE, although KNE's management had rejected all such offers to





____________________

6    DETROIT EDISON CO. V. S.E.C., 119 F.and 730, 738-39 (6th Cir. 1941).

7    1 SEC 1489 (1936).

8    43 SEC 976 (1968).

Mr. William C. Weeden
June 28, 1994
Page 12



date. Kaneb filed an application with the Commission under Section 2(a)(7) of the Act to be declared not a holding company despite the fact that it owned more than 10% of a public utility company's outstanding voting securities. KNE's management objected to Kaneb's filing of the application, arguing that since Kaneb, against their wishes, was actually trying to gain control over KNE, Kaneb was already attempting to exercise a controlling influence and its application was made in bad faith.(9) The Commission, however, noted that wanting to exercise a controlling influence differs from actually being able to do so, and found that "the record shows an absence of the business, financial or personal relationships between the two managements that are often referred to as indicative of a controlling influence, other than stock ownership."(10)

                 As a result, the Commission granted Kaneb's application and issued the order subject to certain conditions designed to ensure that any controlling influence available to Kaneb did not exceed an acceptable level. These conditions concerned, among other things, prohibiting future service, sale or construction contracts between Kaneb and KNE; requiring that Kaneb file advance notification with the Commission before selling its KNE stock; and prohibiting Kaneb from acquiring additional KNE stock without first giving the Commission fifteen days advance notice and, if notified in those fifteen days that the Commission questioned the sale, not making the purchase until it applied for and received permission to do so from the Commission.

                 Cases where the Commission has denied applications under
Section 2(a)(7) invariably have involved situations with extensive business, personal or financial interests between the holding company and its subsidiaries.(11)

                 As previously mentioned, the term "controlling influence" can also be found in Section 2(a)(8) which allows the Commission to issue an order declaring a company not to be a subsidiary of a holding company if, among other requirements, the





____________________

9   ID. at 984.

10  ID. at 979.

11 SEE E.G., KOPPERS UNITED CO. V. SEC, 138 F.2d 577 (D.C. Cir. 1943) (denying 2(a)(7) order where subsidiary bought all key raw material from holding company, sold all surplus product to holding company and holding company had board representation).

Mr. William C. Weeden
June 28, 1994
Page 13



management of the applicant is not subject to a controlling influence by the holding company. There are a number of cases where the Commission has denied applications under Section 2(a)(8) by finding a controlling influence to exist. In each case, however, the Commission based its finding on evidence that the subsidiary and holding companies had significant business, personal and financial relationships in the past.(12)

         We also believe our analysis on this issue is consistent with the holdings in IN THE MATTER OF H.M. BYLLESBY CORPORATION(13), and IN THE MATTER OF CITIES SERVICES COMPANY,(14) both of which held that a company owning or controlling 10% or more of the voting securities of a public utility company could be deemed to be a holding company or a subsidiary company of a holding company even if that company did not have power to actually vote the shares as the result of a voting trust arrangement. In both cases, the Section 2(a)(7) or Section 2(a)(8) orders were denied because the holding companies were found to actually exercise a controlling influence over the public utilities involved through their control over the appointment of the trustees to the voting trust who did vote the shares. Under the voting conditions proposed herein, Cabot will not have such control over the KNE shares it owns in excess of 9.99% and consequently will not hold these shares with the power to vote and will be unable to exercise a controlling influence over KNE.





____________________

12 SEE E.G., IN THE MATTER OF PAUL SMITH'S ELECTRIC LIGHT AND POWER AND RAILROAD COMPANY, 9 SEC 648 (1941) (finding exclusive inter-company service contracts and over 49% share ownership by holding company as evidence of controlling influence); IN THE MATTER OF PACIFIC GAS AND ELECTRIC COMPANY, 10 SEC 39 (1941) (existing inter-company service contracts and election of holding company's officer as president of subsidiary company evidence of controlling influence); PUBLIC SERVICE CORPORATION OF NEW JERSEY V. SEC, 129 F.2d 899 (3rd Cir. 1942) (finding engineering, purchasing and advisory service contracts, board representation and 28.4% stock ownership as evidence of controlling influence by holding company).

13  6 SEC 639 (1940).

14  8 SEC 318 (1940).

Mr. William C. Weeden
June 28, 1994
Page 14



IV. Cabot's Status Following the Merger
    -----------------------------------

                 Following the Merger, Cabot will not hold with the power to vote 10% or more of the voting securities of KNE and will not exercise a controlling influence over KNE and therefore will not be a holding company requiring regulation by the Commission as defined in Section 2(a)(7) of the Act. Following the Merger, the KNE Board will consist of the current 10 KNE directors plus 4 directors drawn from the current AOG Board who are not affiliated with Cabot. While Cabot does not believe it has any controlling influence over the 4 AOG directors, it clearly does not have any such influence over the 10 KNE directors. Similarly, following the Merger both the Chairman of the Board and the President and Chief Executive Officer of KNE will be drawn from the current KNE management, with whom Cabot has no pre-existing relationship. Accordingly, Cabot does not believe that it would be in a position to exercise a controlling influence over KNE even without restrictions on its ability to do so. Nevertheless, in order to eliminate any question with respect to its qualification for exemption, Cabot has proposed, as discussed above, a set of conditions which it is prepared to accept if the Division states that it will recommend that the Commission take no action under Section 2(a)(7) that would result in Cabot being deemed to be a holding company in connection with its ownership of KNE stock.

                 While its investment is substantial and Cabot does want to monitor its investment as would any substantial shareholder, Cabot has no intention of or interest in asserting control over KNE. In any event, the conditions proposed above would make it impossible for Cabot to do so.

                 Finally, allowing this Merger to proceed15 is in the public interest, and the public interest will be protected without Commission action. In this case, no public or investor interest would be harmfully affected by Cabot's stock ownership in KNE.

                 Cabot's stock ownership of approximately 15.4% of KNE's outstanding voting securities will not have any adverse effect on KNE as a company nor on its ability to provide services to its


____________________

15 Favorable action on this "no-action" request is a condition precedent to the Merger. For obvious reasons, Cabot is not willing to register as a holding company, although it is willing to agree to the restrictions contained herein so that registration will not be required.

Mr. William C. Weeden
June 28, 1994
Page 15



gas utility customers. In addition, in view of the restrictions on Cabot's rights as a stockholder see section II above), Cabot's stock ownership will not have a deleterious impact on other investors' rights in KNE.

V.   Request
     -------

                 We request your assurance that the Division will not recommend that the Commission consider Cabot to be a holding company or take any action under the Act which would result in Cabot being deemed to be a holding company as a consequence of the Merger, and Cabot's ownership of KNE shares resulting therefrom, as long as Cabot complies with the conditions set forth in section II above. We also request your assurance that should the Division change its view, its Staff will give Cabot not less than 30 days notice, and an opportunity to present Cabot's views, prior to recommending that the Commission consider Cabot to be a holding company under Section 2(a)(7)(A) of the Act or take any action that would result in Cabot being deemed a holding company under the Act, with respect to Cabot's ownership of KNE shares. As provided in section II above, Cabot will not rely on this no-action letter beyond the first anniversary date of its date of issuance.

                 If you have any questions or require any additional information regarding this request, please contact me at 212- 424-8170.

                                                  Very truly yours,

                                                  /s/ WILLIAM S. LAMB
                                                  William S. Lamb
                                                  LeBoeuf, Lamb, Greene & MacRae
                                                  125 West 55th Street
                                                  New York, NY  10019
                                                  212-424-8000

RESPONSE OF THE OFFICE OF                               Our Ref. No. 94-9-OPUR
PUBLIC UTILITY REGULATION                               Cabot Corporation
DIVISION OF INVESTMENT MANAGEMENT                       File No. 132-3
- ---------------------------------                       ----------------------


        Based on the facts amd representations in your letter of June 28, 1994, we would not recommend any enforcement action to the Commission under the Public Utility Holding Company Act of 1935 ("Act"), including section 2(a) (7), in the event that Cabot Corporation engages in the transactions described.

        Because this position is based on the facts and representations in your letter, you should note that any different facts or conditions might require a different conclusion. Further, this repsonse expresses only the Division's position on enforcement action. It does not purport to express any legal conclusion on the questions presented.





Brian P. Spires
Staff Attorney

July 6, 1994